Metal Management, Inc.

500 N. Dearborn Street • Suite 405

Chicago, Illinois 60610

www.mtlm.com

Nasdaq: MTLM

FOR IMMEDIATE RELEASE

METAL MANAGEMENT REPORTS RESULTS FOR THE PERIOD ENDED JUNE 30, 2005

- - -	Sales Increased to $382 Million Net Income of $5.4 Million EPS of $0.22 per diluted share

CHICAGO – August 2, 2005 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced results for the first fiscal quarter ended June 30, 2005.

The company generated consolidated net sales of $382 million in the first quarter of fiscal 2006 and net income of $5.4 million. EBITDA1 (as defined) was $13 million, and earnings per share were $0.22 per diluted common share.

First Quarter Highlights
- - - - - - -	Consolidated net sales of $382 million for the quarter ended June 30, 2005 represented an increase of 4%
over net sales of $367 million for the quarter ended June 30, 2004.
EBITDA (as defined) of $13 million in the quarter ended June 30, 2005, compared to EBITDA (as defined) of
$26 million in the quarter ended June 30, 2004.
Net income was $5.4 million or $0.22 per diluted common share, compared to $12.5 million or $0.52 per common diluted share for the quarter ended June 30, 2004.
Approximately 1.2 million tons of metal were processed and sold or brokered, including ferrous yard shipments of approximately 1.1 million tons and non-ferrous shipments of approximately 120 million pounds.
The Company turned ferrous inventories 13 times and non-ferrous inventories (excluding stainless and alloy)
14 times.
A dividend of $0.075 per share was paid to all shareholders of record.
The company ended the fiscal quarter with no borrowings under its line of credit and a solid cash position including marketable securities of $47 million.

Daniel W. Dienst, Chairman, Chief Executive Officer and President of Metal Management said, “Metal Management met the challenges in the first quarter of fiscal 2006 by adhering to our disciplined strategy of turning inventories as rapidly as market conditions permit. We have now generated positive pre tax income for 14 consecutive quarters. Our business was tested in the first quarter and maintaining profitability in the face of ferrous and nickel markets that declined precipitously is a testament to our franchise and the hard work of our 1,600 employees across the country.”

The Company noted that weakness in the ferrous markets during the first half of calendar 2005 was without precedent both in terms of percentage and absolute dollar declines in unit pricing. These price changes were extreme and significantly reduced the spreads that the Company was able to realize.

* Prices for prime grades of ferrous scrap declined by more than $300 per ton since late calendar 2004 through June 2005.
* Prices for prime grades of ferrous scrap declined from approximately $250 per ton at the start of the first quarter to about $140 per ton in June 2005.
* Obsolete grades of ferrous scrap also declined precipitously in the first half of calendar 2005 and during the first quarter of fiscal 2006.

Mr. Dienst continued, “Due to our operational flexibility and unique distribution channels, we were able to offset weak domestic demand for ferrous scrap by taking advantage of more favorable export markets. In the first quarter we exported approximately 330,000 tons of ferrous grades of scrap. The weakness evidenced by declining prices in the ferrous market has now abated to some degree and we are cautiously optimistic for continued recovery in ferrous prices in the current quarter.

“We are especially pleased with the progress of our new joint ventures in Albany, New York and Nashville, Tennessee. Port Albany Ventures is already making a strong contribution to our bottom line and has expanded both the scope of our operations as well as our portfolio of services. Metal Management Nashville is also progressing well and we are on track to ramp up operations there over the next few quarters. Joint ventures, including our investment in Southern Scrap, contributed more than $2 million to our pre-tax earnings in the first fiscal quarter and will be an important element of our growth strategy going forward as we continue to expand our service offerings and geographic footprint.

“The hard work is behind us in creating one of the strongest balance sheets in the industry. This enables us to make infrastructure investments that will create an enterprise with world class recycling facilities. Our national footprint and track-record of operational excellence enables us to now focus more keenly on both organic and external growth opportunities. We will continue to be financially disciplined as we assess opportunities for growth and will move forward opportunistically only if a situation meets our stringent criteria. We would look for any potential transaction to be accretive to earnings while maintaining a strong capitalization. In the meantime, our dividend program allows us to continue returning capital to shareholders even as we enhance and expand our infrastructure and geographic reach,” concluded Mr. Dienst.

Investor Conference Call
Metal Management will host its First Quarter Results Conference Call and Webcast at 11:00 am ET (10:00 am CT) on August 2, 2005. The conference call can be accessed by dialing 800-591-6923 passcode 68890461. International callers can dial 617-614-4907 passcode 68890461. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 29899615 through August 9, 2005. International callers can dial 617-801-6888 passcode 29899615 for the replay.

About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 40 recycling facilities in 15 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2005, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and under funded defined benefit pension plans.

Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management (312) 645-0700 rlarry@mtlm.com	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 895-8627 abs@joelefrank.com

1 EBITDA is defined by the company to be earnings before interest, taxes, depreciation, amortization, non-cash and non-recurring expense (income), income from joint ventures, gain (loss) on sale of fixed assets, other income (expense), stock-based compensation expense, and gain (loss) on debt extinguishment. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure of performance typically used by many investors, but is not a measure of earnings as defined under GAAP, and may be defined differently by others.

METAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended
	June 30, 2005	June 30, 2004
Net sales	$381,634	$367,176
Operating expenses:
Cost of sales (excluding depreciation)	350,379	323,779
General and administrative	19,746	18,682
Depreciation and amortization	4,614	4,529

Operating income	6,895	20,186
Income from joint ventures	2,051	3,230
Interest expense	(376)	(1,313)
Interest and other income, net	472	39
Loss on debt extinguishment	0	(1,653)

Income before income taxes	9,042	20,489
Provision for income taxes	3,596	7,964

Net income	$5,446	$12,525

Earnings per share:
Basic	$0.22	$0.55

Diluted	$0.22	$0.52

Cash dividends declared per share	$0.075	$0.000

Weighted average common shares outstanding:
Basic	24,354	22,947

Diluted	25,300	24,161

METAL MANAGEMENT, INC.
EBITDA (AS DEFINED)
RECONCILIATION TO GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three months ended
	June 30, 2005	June 30, 2004
Net income	$5,446	$12,525

Add Back:
Depreciation and amortization	4,614	4,529
Tax provision	3,596	7,964
Stock-based compensation expense	1,498	1,067
Income from joint ventures	(2,051)	(3,230)
Interest expense	376	1,313
Interest and other income, net	(472)	(39)
(Gain) loss on sale of fixed assets	(16)	145
Loss on debt extinguishment	0	1,653

EBITDA (AS DEFINED)	$12,991	$25,927